EXHIBIT 10.78

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FIRST AMENDMENT

TO

SEARCH SERVICES AGREEMENT

This First Amendment to the Search Services Agreement (“First Amendment”) is entered into by and between AOL LLC, (“AOL”) a Delaware limited liability company, with its principal place of business at 770 Broadway, New York, NY 10003, and Time Inc. (“TI”), a Delaware corporation with offices at 1271 Avenue of the Americas, New York, New York 10020, effective as of March 10, 2009 (the “First Amendment Effective Date”).

INTRODUCTION

The Parties hereto wish to amend the Search Services Agreement entered into by and between the AOL and TI on August 23, 2007 (the “Existing Agreement”). Together, the Existing Agreement and the First Amendment shall be referred to collectively as the “Agreement”. Capitalized terms not defined in this First Amendment shall have the meanings set forth in the Existing Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Existing Agreement as follows:

1.	Quarterly Performance Reviews. Section 3.4 (titled, “Quarterly Performance Reviews”) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“3.4 Quarterly Performance Reviews. The Parties will meet at least quarterly to discuss financial performance of the Sponsored Links and/or Web Offers Links and ways to optimize performance.”

2.	Revenue Guarantee; Performance Revenue. Section 5.1 (titled, “Minimum Revenue Guarantee”) and Section 5.2 (titled, “Performance Revenue”) of the Existing Agreement are hereby deleted in their entirety and replaced with the following:

“5.1. Revenue Guarantee. Subject to Section 5.2 below, from the Effective Date through April 15, 2009 (the “Revenue Guarantee Time Period”) AOL will pay TI a revenue guarantee for each of the TI Sites as set forth in Exhibit B-2 (Revised) for each individual TI Site (the “Revenue Guarantee”). The Revenue Guarantee shall be payable by AOL to TI for each TI Site that remains in existence on a monthly basis, in equal installments, based on the guarantee for each TI Site (as set forth in Exhibit B-2 (Revised)) on the first day of each applicable calendar month during the Revenue Guarantee Time Period.

5.2 Performance Revenue. Subject to the Cost Calculation Adjustment Trigger as defined in Section 5.2.2 below, from April 16, 2009 through the end of the Term AOL shall pay TI ninety-five percent (95%) of the Net Revenue (the “TI Revenue Share”). As used herein, “Net Revenue” shall equal both (i) the revenue recognized by AOL that is paid by the Third Party Provider (i.e., currently Google), and (ii) the revenue paid to AOL by Advertisers utilizing the AOL Search Marketplace (i.e., the white-label platform that enables search advertising campaigns to run on the AOL Network, including the TI Sites, created and run by Google on behalf of AOL), or via any other means through which AOL sells paid search ads to Advertisers, if any, less the revenue share payment AOL pays to the Third Party Provider, that is generated from the Advertising Results delivered to TI during the Term. The balance of the Net Revenue (i.e., 5%) shall be

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retained by AOL to cover its operating costs and expenses under this Agreement. AOL shall pay the TI Revenue Share, as described in this Section 5.2, on a monthly basis within thirty (30) days following the end of each applicable calendar month in which such amounts were recognized.

5.2.1 If the Third Party Provider changes during the Term, then AOL shall provide TI at least ninety days (90) prior written notice of such change. If TI is not satisfied with the new Third Party Provider selected by AOL, then TI may terminate the Agreement by providing AOL with thirty (30) days prior written notice. Unless TI exercises its termination right in the preceding sentence within forty-five (45) days from the date of AOL’s notice of the Third Party Provider change, then AOL will assume that TI is satisfied with the new Third Party Provider and wishes the Agreement to continue, and the Parties agree that AOL may deduct from the TI Revenue Share a fee that reflects the actual costs incurred by AOL to switch the TI Sites to the new Third Party Provider, which fee shall not exceed $75,000; provided that AOL shall submit reasonable documentation to TI of the incurred costs.

5.2.2 Cost Calculation Adjustment Trigger. If TI exercises its right to terminate the Agreement with respect to any Key TI Site(s), but does not terminate the entire Agreement, then at AOL’s option, AOL may switch the method of calculating the TI Revenue Share (the “Cost Calculation Adjustment Trigger”) (as described herein this Section 5.2.2) such that instead of the TI Revenue Share being defined as 95% of the Net Revenue, the TI Revenue Share shall equal the Net Revenue less the full amount of the actual costs incurred by AOL to provide the search services under this Agreement (the “AOL Operational Costs”), even if such AOL Operational Costs exceed 5% of the Net Revenue. AOL shall notify TI within thirty (30) days of each Cost Calculation Adjustment Trigger as to whether AOL intends to switch the payment method pursuant to this Section 5.2.2. If AOL chooses such switch, then beginning with the next monthly payment, AOL shall deduct the AOL Operational Costs from any payments to TI. For purposes of this Section 5.2.2, “Key TI Sites” shall mean the following TI Sites: CNNMoney.com, Sl.com, people.com, Time.com, MyRecipies.com, SouthernLiving.com and CookingLight.com.”

3.	Reports and Auditing. The following phrase from the first sentence of Section 5.5(e) of the Existing Agreement is hereby deleted: “and upon AOL’s payment of the Threshold Revenue Share”.

4.	Term. Section 6.1 (titled, “Term”) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement will commence on the Effective Date and shall expire at 11:59 p.m. (EST) on August 31, 2010, unless terminated earlier as provided for in this Agreement (the “Term”).

5.	Termination Due to Replacement Provider. Section 6.2 of the Existing Agreement is hereby deleted in its entirety and replaced with the following”

“6.2 Termination. At any time after the Effective Date, TI (a) shall have the right to negotiate an alternative agreement to Use Search-Based Sponsored Text Links with a third party provider, and (b) shall have the right to terminate this Agreement at any time during the Term upon thirty (30) days prior written notice to AOL, or as otherwise agreed upon by the Parties. For the sake of clarity, if TI exercises this termination right on or before April 15, 2009, then any applicable Revenue Guarantee for any partial calendar month shall be prorated pursuant to

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Section 6.9 of the Agreement. In addition, TI may also terminate this Agreement with regards to each and any individual TI Site (e.g., TI may terminate the Agreement only as it applies to People.com), while leaving the Agreement in full force and effect with respect to all remaining TI Sites. TI acknowledges and agrees that if the individually terminated TI Site is a Key TI Site (as defined in Section 5.2.2), then AOL may exercise its rights associated with the Cost Calculation Adjustment Trigger.”

6.	Suspension of Services. Section 6.6 (titled, “Suspension of Services”) is hereby deleted and replaced with the following:

“6.6 Suspension of Services. In the event that the Sponsored Advertising Service is suspended by the Third Party Provider and not generally available to AOL, AOL shall have the right to suspend Tl’s use of such service, until it is again made generally available to AOL. If the Sponsored Advertising Service is suspended by the Third Party Provider and not generally available to AOL beyond twenty (20) days, TI may terminate this Agreement upon written notice to AOL. In addition, (a) if AOL suspends the Sponsored Advertising Service pursuant to this Section, AOL shall continue to pay to TI the Revenue Guarantee or TI Revenue Share (as applicable for each TI Site) during the preceding month (as applicable) for such time period, provided, however, that if TI terminates this Agreement pursuant to this Section 6.6 AOL shall only be obligated to pay TI the Revenue Guarantee or TI Revenue Share paid to TI for each individual TI Site during the preceding month through the effective date of such termination.”

7.	Termination of IMA. Section 6.7 (titled, “Termination of IMA”) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“6.7. Termination of IMA. In the event that during the Term the IMA is terminated (by either AOL or the Third Party Provider), AOL may terminate this Agreement upon thirty (30) days prior written notice, provided that: (a) TI shall be entitled to retain all amounts previously paid and amounts due and owing through the effective date of such termination, and (b) AOL shall only be obligated to pay TI (i) the Revenue Guarantee or (ii) the TI Revenue Share, as applicable for each individual TI Site, or (iii) if there is no revenue for all, or a portion of, this thirty (30) day period because service has been suspended, AOL will pay TI the prorated amount of the Revenue Guarantee or TI Revenue Share, as applicable, paid to TI during the preceding month, as applicable for each individual TI Site, through the effective date of such termination. If, however, AOL is able to offer a replacement search provider, which is acceptable to TI (as determined in Tl’s sole discretion), within thirty (30) days after giving notice to terminate this Agreement pursuant to this Section 6.7, then (i) AOL shall continue to pay TI the Revenue Guarantee or TI Revenue Share, as applicable, for the Term of this Agreement, and (ii) TI will use commercially reasonable efforts to transition into using the applicable search services of the agreed upon replacement search provider.”

8.	Effect of Termination. Section 6.9 (titled, “Effect of Termination”) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“6.9. Effect of Termination. In the event of a termination of the Agreement on any date prior to the expiration of the Term (“Early Termination”), but without limiting the Parties’ other respective rights and remedies under this Agreement or at law, AOL shall pay to TI: (i) within thirty (30) days following the date of such termination, the applicable prorated portion of the Revenue Guarantee for each TI Site for the time period of the Term, through the date of termination, or, as

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applicable (ii) the TI Revenue Share for the applicable TI Sites generated during the Term (and not yet paid) within thirty (30) days following the end of the month in which the applicable TI Revenue Share for the applicable TI Sites were generated.”

9.	Exhibit A – Definition of “Make Good Term”. The definition of “Make Good Term” set forth in Exhibit A of the Existing Agreement is hereby deleted in its entirety.

10.	Exhibit A – Definition of “Minimum Revenue Guarantee”. The definition of “Minimum Revenue Guarantee” set forth in Exhibit A of the Existing Agreement is hereby deleted in its entirety.

11.	Exhibit A – Definition of “Threshold Revenue Share”. The definition of “Threshold Revenue Share” set forth in Exhibit A of the Existing Agreement is hereby deleted in its entirety.

12.	Exhibit A – Definition of “Query Target”. The definition of “Query Target” set forth in Exhibit A of the Existing Agreement is hereby deleted in its entirety.

13.	Exhibit B-1 – Query Guarantee. Exhibit B-1 (titled, “Query Guarantee”) of the Existing Agreement is hereby deleted in its entirety.

14.	Exhibit B-2 (Revised) – Revenue Guarantee. Exhibit B-2 (titled, “Minimum Revenue Guarantee”) of the Existing Agreement is hereby deleted in its entirety and replaced with Exhibit B-2 (Revised), attached hereto

15.	Payment of Unpaid Amounts. In addition to the changes set forth above, AOL hereby agrees to pay TI $3,697,338.14, (i.e., the applicable unpaid portions of the Revenue Guarantee for the time period starting August 1, 2008 through March 31, 2009), no later than two (2) business days after the First Amendment is fully executed.

16.	Except as expressly modified by this First Amendment, all terms and conditions, and provisions of the Existing Agreement shall continue in full force and effect.

17.	Order of Precedence. In the event of conflict between the terms and conditions of the Existing Agreement and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment will control.

18.	Entire Agreement. The Existing Agreement, together with any exhibits, and schedules attached thereto and referenced therein, all as modified by this First Amendment, constitutes the entire and exclusive agreement between the Parties with respect to the subject matter thereof.

19.	Counterparts; Facsimile. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This First Amendment may be executed by signatures transmitted by facsimile.

20.	Settlement. Subject to the obligations discussed in this First Amendment and the full payment of the applicable unpaid portions of the Revenue Guarantee (pursuant to Section 15 of this First Amendment), TI and AOL, on behalf of themselves and their former, present and future parent companies, affiliates, divisions, officers, directors, shareholders, employees, agents, representatives, insurers, attorneys, successors and assigns, in consideration of the agreements and covenants contained in this First Amendment hereby release and forever discharge each other and their former, present, and future parent

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companies, affiliates, divisions, officers, directors, shareholders, employees, agents, representatives, insurers, attorneys, heirs, successors and assigns of and from any and all actions, suits, debts and sums of money, complaints, defenses, claims and demands, whatsoever, in law or in equity, which each of them has ever had, now has, may have or may claim in the future against each other arising out of or related to the Existing Agreement prior to the date of this First Amendment.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to the Search Services Agreement to be signed by their duly authorized representatives and delivered as of the dates set forth below.

AOL LLC		TIME INC.

By:	/s/ Steven Quan	By:	/s/ Andrew Blan
Name:	Steven Quan	Name:	Andrew Blan
Title:	VP, Business Development	Title:	SVP-GM Corp. Ad Sales
Date:	3/10/09	Date:	3/11/09

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EXHIBIT B-2 (REVISED)

REVENUE GUARANTEE

	TI Site Revenue Guarantee
TI Site	Year 1	Initial Seven and a Half Months of Year 2	Total Revenue Guarantee During Revenue Guarantee Time Period
CNNMoney.com	$1,047,600	$763,875.00	$1,811,475.00
SI.com	$216,614	$179,550.00	$396,164.00
People.com	$360,000	$259,125.00	$619,125.00
Time.com	$556,800	$504,000.00	$1,060,800.00
InStyle.com	$32,223	$29,850.00	$62,073.00
EW.com	$45,590	$36,382.50	$81,972.50
Golf.com	$9,321	$7,423.75	$16,744.75
Southern Progress Digital*	$2,052,000	$1,795,500.00	$3,847,500.00

*includes CookingLight.com, SouthernLiving.com, CottageLiving.com, Sunset.com, MyRecipes.com, SouthernAccents.com and CoastalLiving.com.

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